Exhibit 5.1

Deloitte LLP 2800 – 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604-669-4466 Fax: 778-374-0495 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 (Registration Statement No. 333-176788) of our reports dated February 27, 2013 relating to the consolidated financial statements of TELUS Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 40-F for the year ended December 31, 2012.

/s/ Deloitte LLP

Independent Registered Chartered Accountants

November 15, 2013

Membre de / Member of Deloitte Touche Tohmatsu